Exhibit 99.1

Provident Community Bancshares, Inc. Announces Second Quarter Earnings

   ROCK HILL, S.C.--(BUSINESS WIRE)--July 17, 2007--Provident Community Bancshares, Inc. (NASDAQ:PCBS) reported operating results for the three and six months ended June 30, 2007. Net income for the second quarter of 2007 was $601,000 compared to $639,000 for the second quarter of 2006, a 5.9% decrease. Earnings per share were $0.32 per share (diluted) for the second quarter of 2007, versus $0.33 per share (diluted) for the second quarter of 2006. The decrease in earnings from the prior year quarter reflects the additional expenses associated with opening three banking centers in the previous twelve months. During the quarter, the Company announced the closing of one banking center located in Winnsboro, South Carolina and incurred certain expenses related to real estate write downs. The closing will be completed during the third quarter of 2007. Net income for the six months ended June 30, 2007, was $1.2 million, or $0.67 per share (diluted), a 6.6% decrease from the $1.3 million, or $0.70 per share (diluted), for the same period in 2006.

   Net interest income before the loan loss provision for the second quarter increased $66,000, or 2.5%, to $2.7 million compared to $2.7 million for the same period in the previous year. The increase was due primarily to higher average loan balances over the previous year along with an increase in the yield on loans that resulted from a higher concentration of consumer and commercial loans. The increase in interest income was partially offset by higher deposit costs as a result of an increase in balances and rising rates. The provision for loan losses for the second quarter totaled $85,000 compared to $135,000 for the same period in the previous year. The decrease in provision for loan losses was due to a $1.1 million reduction in classified loans to $6.0 million compared to $7.1 million for the same period in the previous year, offset by a 10.1% increase in net loans over the previous year and a higher concentration of commercial loans in the portfolio which carry a higher risk of default.

   Non-interest income for the second quarter increased $85,000, or 11.7%, to $812,000 compared to $727,000 for the same period in the previous year. The increase was due to higher fees for financial services that resulted from an increase in transaction accounts. Non-interest expense for the second quarter increased $338,000, or 14.2%, to $2.7 million compared to $2.4 million for the same period in the previous year. The increase was due primarily to higher operating costs associated with banking centers opened in Simpsonville, South Carolina and Rock Hill, South Carolina during the previous twelve months along with expenses incurred in relation to the pending closing of one Winnsboro, South Carolina banking center.

   At June 30, 2007, assets totaled $389.7 million, a 0.5% increase from $387.6 million at December 31, 2006. Net loans receivable increased $4.8 million, or 2.1%, during the period to $236.7 million at June 30, 2007, compared to $231.9 million at December 31, 2006. Consumer/commercial loans increased $8.7 million, offset by a $4.2 million reduction in residential mortgage loans as the Company continues to focus on the consumer/commercial segments with specialized loan officers and products. Growth in lower cost transaction accounts and time deposits resulted in deposits increasing 4.1% to $258.6 million at June 30, 2007 compared to $248.4 million at December 31, 2006. Reductions in lower yielding investments and mortgage-backed securities of $8.5 million and the increase in deposits funded the increase in loans and a reduction in borrowings of $9.2 million. Shareholders' equity decreased $27,000, or 0.1%, to $25,940,000 at June 30, 2007 from $25,967,000 at December 31, 2006 due to the repurchase of 30,285 shares at a cost of $631,000, dividend payments of $0.215 per share at a cost of $411,000 and a $315,000 increase in unrealized losses on securities available for sale, offset by net income of $1,250,000.

   The Company also declared a quarterly cash dividend of $0.115 per share payable on August 15, 2007 to shareholders of record on July 30, 2007. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

   Provident Community Bancshares is the parent company for Provident Community Bank, N.A., which operates ten community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

   Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Annual Report in Form 10-K for the year ended December 31, 2006, including in the Risk Factors section of that report.



                 Provident Community Bancshares, Inc.
            Second Quarter - Year Ending December 31, 2007
----------------------------------------------------------------------

                         Financial Highlights
           (Unaudited) ($ in thousands, except share data)

                                 At         At
Balance Sheet                 6/30/07    12/31/06   $Change  % Change
---------------------------- ---------- ---------- --------- ---------

   Total assets              $  389,673 $  387,630    2,043      0.53%
   Cash and due from banks       12,235      9,124    3,111     34.10%
   Investments & mortgage-
    backed securities           113,674    122,185   (8,511)    -6.97%
   Loans receivable (net)       236,697    231,886    4,811      2.07%
   Goodwill and intangible
    assets                        3,469      3,741     (272)    -7.27%
   Deposits                     258,625    248,440   10,185      4.10%
   Advances and other
    borrowings                   89,308     98,533   (9,225)    -9.36%
   Stockholders' equity          25,940     25,967      (27)    -0.10%
   Outstanding shares         1,803,866  1,830,528  (26,662)    -1.46%
   Book value per share      $    14.38 $    14.19        0      1.37%




                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                           --------------------- ---------------------
Income Statement              2007       2006       2007       2006
------------------------------------- ---------- ---------- ----------

   Net interest income     $    2,747 $    2,681 $    5,481 $    5,335
   Provision for loan
    losses                         85        135        245        310
                           ---------- ---------- ---------- ----------
   Net interest income
    after loan loss
    provision                   2,662      2,546      5,236      5,025
   Non-interest income            812        727      1,535      1,413
   Non-interest expense         2,711      2,373      5,151      4,560
   Income tax                     162        261        370        540
                           ---------- ---------- ---------- ----------
   Net income              $      601 $      639 $    1,250 $    1,338
                           ========== ========== ========== ==========
   Earnings per share:
    basic                  $     0.33 $     0.34 $     0.69 $     0.71
                           ========== ========== ========== ==========
   Earnings per share:
    diluted                $     0.32 $     0.33 $     0.67 $     0.70
                           ========== ========== ========== ==========
   Weighted Average Number
    of Common Shares
    Outstanding
   Basic                    1,819,761  1,887,582  1,823,546  1,891,873
   Diluted                  1,857,730  1,911,663  1,859,950  1,914,748




                                                          Six Months
                                                              Ended
                                                            June 30,
                                                          ------------
 Key Financial Ratios                                     2007   2006
 -------------------------------------------------------- ----- ------

    Return on average assets                              0.64%  0.72%
    Return on average stockholders' equity                9.48% 10.72%
    Operating expense to average assets                   2.48%  2.27%
    Equity to average assets                              6.71%  6.69%


    CONTACT: Provident Community Bancshares, Inc.
             Dwight V. Neese, 803-980-1863
             President & CEO
             dneese@providentonline.com